Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
Eastern Bank Corporation,
Eastern Bank,
Minuteman Acquisition Corp.,
MASSBANK Corp.
and
MASSBANK
Dated as of March 10, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger	1
1.2 Bank Merger	2
1.3 Effective Date and Effective Time; Closing; Effects of the Merger	2
1.4 Certificate of Incorporation and Bylaws	2
1.5 Directors of the Surviving Corporation	3
1.6 Officers of the Surviving Corporation	3
ARTICLE II MERGER CONSIDERATION AND EXCHANGE PROCEDURES	3
2.1 Merger Consideration	3
2.2 Rights as Shareholders; Closing of the Company’s Transfer Books	3
2.3 Exchange Procedures	4
2.4 Options	5
2.5 Tax Withholding	6
2.6 Appraisal Rights	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1 Making of Representations and Warranties	7
3.2 Organization, Standing and Authority	7
3.3 Capitalization	8
3.4 Subsidiaries	8
3.5 Corporate Power	9
3.6 Corporate Authority	9
3.7 Non-Contravention	10
3.8 Certificate of Incorporation; Bylaws; Corporate Records	10
3.9 Regulatory Approvals	10
3.10 Compliance with Laws	11
3.11 Litigation; Regulatory Action	12
3.12 SEC Documents; Financial Reports; and Regulatory Reports	12
3.13 Absence of Certain Changes or Events	14
3.14 Taxes and Tax Returns	15
3.15 Employee Benefit Plans	17
3.16 Labor Matters	21
3.17 Insurance	22
3.18 Environmental Matters	22
3.19 Intellectual Property	25
3.20 Material Agreements; Defaults	26
3.21 Property and Leases	27
3.22 Regulatory Capitalization	28
3.23 Loans; Nonperforming and Classified Assets	28
3.24 Trust Business; Administration of Fiduciary Accounts	29
3.25 Investment Management and Related Activities	29
3.26 Risk Management Instruments	29
3.27 Investment Securities and Commodities	30
3.28 Repurchase Agreements	30
3.29 Deposit Insurance	30

3.30 CRA; Anti-money Laundering	31
3.31 Transactions with Affiliates	31
3.32 Inapplicability of Takeover Provisions	31
3.33 Brokers; Fairness Opinion	32
3.34 Rights Agreement	32
3.35 Company Information	32
3.36 Disclosure	32
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	33
4.1 Making of Representations and Warranties	33
4.2 Organization, Standing and Authority	33
4.3 Corporate Power	34
4.4 Corporate Authority	34
4.5 Regulatory Approvals	34
4.6 Non-Contravention	34
4.7 Articles of Incorporation; Bylaws	35
4.8 Compliance with Laws	35
4.9 Litigation	35
4.10 Regulatory Capitalization	35
4.11 Deposit Insurance	35
4.12 Sufficient Funds	35
4.13 Net Worth	36
4.14 Financial Condition of Buyer	36
4.15 Brokers	36
4.16 Information Supplied	36
4.17 Disclosure	36
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	36
5.1 Company Forbearances	36
5.2 Buyer Forbearances	40
ARTICLE VI ADDITIONAL AGREEMENTS	40
6.1 Reasonable Best Efforts	40
6.2 Shareholder Approval	41
6.3 Publicity	42
6.4 Access; Information	43
6.5 No Solicitation	43
6.6 Takeover Laws	47
6.7 Regulatory Applications; Filings; Consents	47
6.8 Indemnification; Directors’ and Officers’ Insurance	48
6.9 Employees; Benefit Plans	49
6.10 Notification of Certain Matters	52
6.11 Confidentiality Agreement	52
6.12 Current Information	53
6.13 Transition; Informational Systems Conversion	53
6.14 Access to Suppliers	53
6.15 Environmental Assessments	54
6.16 Stock Exchange De-listing	54
6.17 Director Resignations	54

6.18 Coordination	54
6.19 Transactional Expenses	55
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER	56
7.1 Conditions to Each Party’s Obligations to Effect the Merger	56
7.2 Conditions to the Obligations of Buyer	56
7.3 Conditions to the Obligations of the Company	57
7.4 Frustration of Closing Conditions	58
ARTICLE VIII TERMINATION	58
8.1 Termination	58
8.2 Effect of Termination and Abandonment	59
ARTICLE IX MISCELLANEOUS	61
9.1 Survival	61
9.2 Certain Definitions	61
9.3 Waiver; Amendment	68
9.4 Expenses	68
9.5 Notices	68
9.6 Understanding; No Third Party Beneficiaries	69
9.7 Assignability; Binding Effect	70
9.8 Headings; Interpretation	70
9.9 Counterparts; Delivery	70
9.10 Governing Law	70
9.11 Jurisdiction	70
9.12 Severability	70
9.13 Enforcement	70

     This AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2008 (this “Agreement”) is by and among Eastern Bank Corporation, a Massachusetts corporation (the “Buyer”), Eastern Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of Buyer (the “Buyer Bank”), Minuteman Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (the “Merger Sub”), MASSBANK Corp., a Delaware corporation (the “Company”), and MASSBANK, a Massachusetts-chartered savings bank and wholly owned subsidiary of the Company (the “Company Bank”).
BACKGROUND
     A. The respective Boards of Directors of Buyer, Buyer Bank, Merger Sub, the Company and Company Bank have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth in this Agreement: (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”); and (ii) after the Effective Time of the Merger at a date selected by Buyer, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);
     B. As a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (each a “Voting Agreement Shareholder” and collectively, the “Voting Agreement Shareholders”) has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and
     C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, the satisfaction or waiver of the conditions set forth herein, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the laws of Delaware (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).
     1.2 Bank Merger. The Plan of Bank Merger, substantially in the form of Exhibit B hereto, has been simultaneously entered into between Buyer Bank and Company Bank providing for the Bank Merger, it being intended that the Bank Merger be consummated at a date selected by Buyer in its sole discretion following consummation of the Merger, by, among other things, the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the “Articles of Merger”).
     1.3 Effective Date and Effective Time; Closing; Effects of the Merger.
          (a) On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub and the Company shall execute and file with the Secretary of State of the State of Delaware the certificate of merger related to the Merger (the “Certificate of Merger”). The Merger provided for herein shall become effective upon the acceptance for filing by the Secretary of State of the State of Delaware of the Certificate of Merger or such later date and time as may be set forth in the Certificate of Merger. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified in the Certificate of Merger.
          (b) Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after all of the conditions to the closing set forth in Article VII (other than conditions to be satisfied at Closing, which are satisfied or waived (subject to applicable law) at the Closing) have been satisfied or waived in accordance with terms hereof, at the principal offices of Nutter, McClennen & Fish, LLP, in Boston, Massachusetts, or such other place or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. At the Closing, there shall be delivered to Buyer and the Company the certificates and other documents required to be delivered pursuant to Article VII.
          (c) At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.
     1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.8 hereof), shall be the Certificate of Incorporation of the Surviving Corporation,

except the name of the Surviving Corporation shall continue to be MASSBANK Corp., until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.8 hereof), shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.
     1.5 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
     1.6 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE II
MERGER CONSIDERATION AND EXCHANGE PROCEDURES
     2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any shareholder of the Company or Merger Sub:
          (a) Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $40.00 in cash (the “Merger Consideration”), payable to the holder thereof, in each case without interest and less applicable Tax withholdings, if any, upon surrender of the certificate formerly representing such share of the Company Common Stock and such other documents as Buyer reasonably may require in accordance with Section 2.3.
     2.2 Rights as Shareholders; Closing of the Company’s Transfer Books.
          (a) All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares, and all uncertificated shares, shall thereafter represent only the right to receive the Merger Consideration for each such share of Company Common Stock. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time.
          (b) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made, other than transfers of the Company Common Stock that have occurred prior to the Effective Time.
     2.3 Exchange Procedures.
          (a) Prior to the Effective Time, Buyer shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and on or before the Effective Time, Buyer shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate amounts payable under Section 2.1(c) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.
          (b) As soon as reasonably practicable after the Effective Time but in no event later than five (5) Business Days after the date thereof, Buyer shall cause the Paying Agent to mail to each holder of record of Company Common Stock at the Effective Time (each an “Effective Date Holder”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal in customary form for transactions of this nature (which shall specify that for holders of shares issued in certificated form, delivery of such holder’s Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer or the Paying Agent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and instructions for use by holders of shares issued in uncertificated form. Upon delivery to the Paying Agent of a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, including where applicable delivery of Certificates, each Effective Date Holder shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock covered by the letter of transmittal, in accordance with Section 2.1(c), and the Certificates so surrendered shall be canceled. If a transfer of ownership of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Merger Consideration may be issued to the transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.
          (c) Promptly following the date that is one (1) year after the Effective Time, the Paying Agent shall deliver to Buyer all cash and any documents in its possession or control relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Merger Consideration, payable upon due surrender of the Certificate without any interest thereon.
          (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Buyer or the Paying Agent may, in its discretion, require the delivery of an indemnity or bond in customary amount against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.
          (e) The Paying Agent shall invest any funds held by it for purposes of this Section 2.3 as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer. To the extent that there are losses with respect to any such investments, Buyer shall be responsible to ensure that the Paying Agent has access to funds sufficient to make any required payments under this Article II promptly when due.
          (f) None of Buyer, the Company, Buyer Bank, Company Bank, Merger Sub or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time, or immediately prior to such earlier date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Authority, the amount payable in respect thereof shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     2.4 Options.
          (a) At the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any Employee Program, whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such

Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option (the “Option Consideration”). For the avoidance of doubt, Buyer and the Company acknowledge and agree that any Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire without the right to receive any Company Common Stock or any payment in lieu thereof.
          (b) As soon as reasonably practicable after the Effective Time, Buyer or the Surviving Corporation shall mail to each holder of an Option immediately prior to the Effective Time, a check in an amount equal to the Option Consideration due and payable to such holder pursuant to Section 2.4(a) in respect of such Option.
     2.5 Tax Withholding. Each of Buyer, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or Options, as the case may be, such amounts as Buyer, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, the Surviving Corporation, or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Paying Agent.
     2.6 Appraisal Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Shareholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of approving this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Shareholders”), will not be converted into Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by Company Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 2.1 and 2.3.
          (b) The Company shall give Buyer and Merger Sub prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of

Company Common Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     3.1 Making of Representations and Warranties.
          (a) As a material inducement to Buyer, Buyer Bank and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Company Bank jointly and severally hereby make to Buyer, Buyer Bank and Merger Sub the representations and warranties contained in this Article III.
          (b) On or prior to the date hereof, the Company has delivered to Buyer, Buyer Bank and Merger Sub a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s and Company Bank’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).
          (c) No representation or warranty of the Company and Company Bank contained in this Article III shall be deemed untrue or incorrect, and the Company and Company Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4(a), 3.5, 3.6, 3.9(a) and 3.32, as well as the first two sentences of Section 3.2, and the last sentence of Section 3.15(g), which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.
     3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and correct list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

     3.3 Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 10,000,000 shares of Company Common Stock, of which 4,233,079 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. As of the date hereof, there were 60,000 shares of the Company’s preferred stock designated as “Series B Junior Participating Cumulative Preferred Stock” and reserved for issuance pursuant to the Rights Agreement. In addition, as of the date hereof, there are 254,575 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Other than shares issuable under the Rights Agreement, and except as set forth on Schedule 3.3 of the Company Disclosure Schedule, (A) there are no additional shares of the Company’s capital stock authorized or reserved for issuance, (B) the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and (C) the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.
          (b) Except for the Rights Agreement and as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company.
          (c) Schedule 3.3 of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the Option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share. Schedule 3.3 of the Company Disclosure Schedule also sets forth the weighted average exercise price of all outstanding Options.
     3.4 Subsidiaries.
          (a) (i) Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and correct list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary and the authorized and outstanding shares of capital stock of such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued, sold or otherwise transferred (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).
          (b) Except for equity interests held in the investment portfolios of the Company’s Subsidiaries, equity interests held by the Company’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of the Company’s Subsidiaries, including stock in the Federal Home Loan Bank of Boston, in each case acquired in the ordinary course of business consistent with recent past practice, and except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a joint venture of any kind.
          (c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and correct list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Schedule.
     3.5 Corporate Power. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of the Company and Company Bank has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Company Shareholder Approval.
     3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to the Company Shareholder Approval, have been authorized by all necessary corporate action of the Company and the Board of Directors of the Company (the “Company Board”) and Company Bank and the board of directors of Company Bank (the “Company Bank Board”). The Company Board and the Company Bank Board (i) approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement at the Company Meeting. The Plan of Bank Merger has been approved by the Company as the holder of all of the outstanding shares of Company Bank common stock. Each of the Company and Company Bank has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, Buyer Bank, and Merger Sub, this Agreement is a legal, valid and binding agreement of the Company and Company Bank, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles (the “Bankruptcy and Equity Exception”).
     3.7 Non-Contravention. Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, the receipt of the Company Shareholder Approval and the filing of the Certificate of Merger, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by each of the Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Restated Certificate of Incorporation or Bylaws or Company Bank’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.
     3.8 Certificate of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the Restated Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Restated Certificate of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).
     3.9 Regulatory Approvals.
          (a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) the obtaining by Buyer of a letter from the Massachusetts Housing Partnership Fund (the “MHPF”) to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF, (iii) obtaining by Buyer from the Depositors Insurance Fund (the “DIF”) a letter to the Massachusetts Commissioner of Banks stating that “arrangements satisfactory to the Depositors Insurance Fund” have been made in connection with the Bank Merger, (iv) the filing of the Certificate of Merger, (v) the filing with the SEC of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Shareholders approval and the filing of such other reports under and such other compliance with the Exchange Act as may be required in respect of this Agreement and the transactions contemplated hereby, (vi) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”), and (vii) compliance with the rule and regulations of the Nasdaq Stock Market.
          (b) As of the date hereof, the Company is not aware of any reason relating to the Company or Company Bank (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
     3.10 Compliance with Laws. Each of the Company and its Subsidiaries:
          (a) to the Knowledge of the Company, is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, state usury laws, the Bank Secrecy Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Truth in Savings Act, and all other applicable consumer protection laws, fair lending laws and other laws relating to discriminatory business practices. In addition, each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, privacy policies and terms of use or other contractual obligations relating to privacy, data security, and the collection, storage, use and dissemination of consumer information, including nonpublic personal information. The Company and each of its Subsidiaries have reasonable data security and consumer information protections in place, in compliance with the Interagency Guidelines Establishing Information Security Standards, and there has been no material breach thereof or loss of data since December 31, 2005;
          (b) has all material permits, licenses, authorizations, orders, franchises and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such material permits, licenses, authorizations, orders, franchises and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and
          (c) has not received, since December 31, 2004, any written, or to the Knowledge of the Company, oral, notification from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any statute, law, regulation, ordinance, rule, judgment, order or decree, or threatening an investigation with respect to possible violations of same, (ii) threatening revocation of any license, authorization, order, franchise or approval, (iii) threatening revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the Knowledge of the

Company, is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to such revocation or termination), or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company or any of its Subsidiaries within a certain time period or indefinitely.
     3.11 Litigation; Regulatory Action.
          (a) Except as set forth in the Company SEC Documents filed or furnished prior to the date of this Agreement or as set forth on Schedule 3.11 of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would result in a Company Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any cease-and-desist or other order or enforcement action, assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the FDIC, and the Massachusetts Commissioner of Banks) or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since December 31, 2004, a recipient of any supervisory letter from, or since December 31, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their Subsidiaries.
          (c) No Governmental Authority has advised the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, orally, that it will issue any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission, nor to the Knowledge of the Company is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to the issuance of any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
     3.12 SEC Documents; Financial Reports; and Regulatory Reports.
          (a) The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply, at the time filed, in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain, at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) The Company has provided to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the audited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of December 31, 2007 (the “Company Balance Sheet Date”) and the audited consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements of the Company and its Subsidiaries for each of the years in the three-year period ended December 31, 2007 (together with the Company Balance Sheet, the “2007 Company Financial Statements”). The Company Balance Sheet, and each of the balance sheets contained in or incorporated by reference into any Company SEC Document filed with the SEC after the date hereof (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date; and each statement of income and changes in shareholders’ equity and cash flows or equivalent statements in the 2007 Company Financial Statements and each such statement contained in or incorporated by reference into any Company SEC Document filed with the SEC after the date hereof (including any related notes and schedules thereto) fairly present and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Since December 31, 2007, except for (i) liabilities that are fully reflected or reserved against in the Company Balance Sheet, (ii) liabilities discharged or otherwise satisfied in the ordinary course of business consistent with recent past practices, and (iii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with recent past practices or in connection with this Agreement, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and will be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Each of the balance sheets contained in or incorporated by reference into any Company SEC Document, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Document has been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries.

          (c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in Section 3.12(d).
          (d) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
          (e) Since December 31, 2004, neither the Company nor any of its Subsidiaries has received any SEC comment letter.
          (f) Since December 31, 2004, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Commissioner of Banks and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations
     3.13 Absence of Certain Changes or Events. As of the date of this Agreement and except as disclosed in Schedule 3.13 of the Company Disclosure Schedule or in the Company

SEC Documents filed or furnished prior to the date of this Agreement, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2007, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting principles, or any material change by the Company or any of its Subsidiaries in its accounting methods or practices, in each case other than changes required by applicable law or GAAP or regulatory accounting, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments and investments and investment commitments that in each case were entered into in the ordinary course of business consistent with recent past practice, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with recent past practice, (v) other than the payment of year-end bonuses for 2007 in the approximate aggregate amount set forth on Schedule 3.13 of the Company Disclosure Schedule, and except as would be permitted by Section 5.1(d) after the date hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any director, officer or employee of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of any director, officer or employee of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income Tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with recent past practice.
     3.14 Taxes and Tax Returns. Except as set forth on Schedule 3.14 of the Company Disclosure Schedule:
          (a) The Company and each of its Subsidiaries have timely filed (or have caused to be timely filed on their behalf) (after taking into account any extension of time within which to file) in correct form all Tax Returns that were required to be filed by any of them, and have paid (or have caused to be paid on their behalf) all Taxes shown as due on any Tax Returns, except for Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being diligently contested in good faith and which are described on Schedule 3.14 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2003 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There is no dispute pending or written claim asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waiver extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There is no Lien for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.
          (c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the Company Balance Sheet Date. In addition, (A) proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the Tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local Tax Returns, which are complete and accurate in all material respects, have been filed by the Company and each of its Subsidiaries for all periods for which Tax Returns were due with respect to income Tax withholding, Social Security and unemployment Taxes; and (C) the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2006 Form 10-K, or, with respect to Tax Returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such Tax Returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with recent past practice. The Company has made available to Buyer, Buyer Bank and Merger Sub correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2003.
          (d) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.
          (e) Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

          (f) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it or its successor after the Merger to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.
          (g) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.
          (h) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
          (i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.
     3.15 Employee Benefit Plans.
          (a) Schedule 3.15(a) of the Company Disclosure Schedule sets forth a list of every Employee Program that is currently maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate has any liability, known or unknown.
          (b) Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section. Except as set forth in Schedule 3.15(b) of the Company Disclosure Schedule, all amendments and filings required to maintain the qualified status of any Employee Program after initial qualification have been adopted or made on a timely basis. No event or omission has occurred which would reasonably be likely to cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 106, 125, 132, 137, 401(a), 409A and 501(c)(9)). Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.
          (c) Each Employee Program intended to qualify as an employee stock ownership plan within the meaning of Section 4975(e) of the Code (an “ESOP”) satisfies the applicable requirements of Section 409 of the Code including, without limitation, Section 409(e). Each ESOP provides that shares of Company Common Stock held as a plan asset shall be voted by the ESOP’s trustee (or other applicable named fiduciary) in a manner that conforms with the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          (d) To the Knowledge of the Company, neither the Company nor any ERISA Affiliate knows of any failure of any party to comply with any laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate. With respect to any Employee Program maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, with respect to any such Employee Program. All payments and contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to any and all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, inclusive, either have been made or have been properly accrued.
          (e) Neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) a Multiemployer Plan. Except as described in Schedule 3.15(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302. Except as described in Schedule 3.15(e) of the Company Disclosure Schedule, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.
          (f) With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer, Buyer Bank and Merger Sub: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the two (2) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the two (2) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (vi) any correspondence since December 31, 2001 from any Governmental Authority with respect to any Employee Program that threatens any litigation, claim, suit, investigation or other proceeding against the Company, any ERISA Affiliate or any Employee Program or that refers to or alleges any fact or circumstance which could reasonably be expected to give rise to any such litigation, claim, suit, investigation or other proceeding, together with any response thereto by or on behalf of the Company or of any Subsidiary or Employee Program.
          (g) Except as described in Schedule 3.15(g) of the Company Disclosure Schedule, each Employee Program required to be listed on Schedule 3.15(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program. Except as described in Schedule 3.15(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or service provider of the Company or any of its Subsidiaries.
          (h) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state laws, including securities laws, including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “blue sky” laws.
          (i) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and any other applicable federal or state law.
          (j) Except as set forth on Schedule 3.15(j) of the Company Disclosure Schedule, no Employee Program is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “409A Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each 409A Plan has been operated in good faith compliance with Section 409A of the Code since January 1, 2005. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. No payment to be made under any 409A Plan is, or to the

Knowledge of the Company will be, includible in gross income of any participant in such 409A Plan pursuant to Sections 409A(a)(1)(A) or 409A(b) of the Code or subject to interest or additional tax pursuant to Section 409A(a)(1)(B) of the Code. No Option granted by the Company provides or provided for a deferral of compensation subject to Section 409A of the Code, and all such Options were granted with an exercise price equal to at least 100% of the fair market value of the underlying Company Common Stock on the date the Option was granted based upon a reasonable valuation method acceptable for purposes of both 409A and GAAP.
          (k) The Company, Company Bank, and each of their Affiliates have complied in all respects with the Massachusetts law known as “An Act Providing Access to Affordable, Quality, Accountable Health Care,” as amended, including, without limitation, timely adoption and administration in accordance with 956 CMR 4.01 through 4.08 of a Section 125 plan for all employees for whom such plan is required, filing of all reporting and disclosure requirements (including, without limitation, all requirements with respect to Health Insurance Responsibility Disclosure forms) and the non-discriminatory offer and equal availability requirements.
          (l) All Options have been granted in compliance with the terms of the applicable Employee Program, with applicable law, and with the applicable provisions of the Restated Certificate of Incorporation and Bylaws of the Company as in effect at the applicable time, and all such Options are accurately disclosed as required under applicable law in the Company SEC Documents, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).
          (m) No penalties have been imposed on the Company, any Subsidiary, any Employee Program, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.
          (n) Except as set forth in Schedule 3.15(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Employee Program, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect including, without limitation, any defect that would qualify for correction under any such program.
          (o) Except as set forth in Schedule 3.15(o) of the Company Disclosure Schedule, each qualified defined benefit plan sponsored by the Company or any ERISA Affiliate has assets valued in excess of the accumulated benefit obligations of such plan.
          (p) For purposes of this Agreement:
     (i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Sections 105, 106, 120, 125, 127, 129, 132 or 137; and (C) all plans or arrangements providing compensation to employees, non-employee directors or other service providers (including, in each case, their beneficiaries), including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
     (ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).
     (iii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Section 414(b).
     (iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
     3.16 Labor Matters. The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities of the Company or its Subsidiaries. To the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub a copy of all written policies and procedures related to the Company’s and its Subsidiaries’ employees.
     3.17 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.17 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and, to the Knowledge of the Company, all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
     3.18 Environmental Matters. Except as described in Schedule 3.18 of the Company Disclosure Schedule:
          (a) Each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (each, a “Company Property”) and, to the Knowledge of the Company, the Loan Properties, are, and, since December 31, 2004, have been, in material compliance with all Environmental Laws.
          (b) The Company has not received any notice from the United States Environmental Protection Agency, the Massachusetts Department of Environmental Protection, or any other Governmental Authority claiming that (i) any Company Property or any use thereof violates any Environmental Law, or (ii) the Company or any of its Subsidiaries or any of their respective employees or agents has violated any Environmental Law with respect to any Company Property.
          (c) Neither the Company nor any of its Subsidiaries has any outstanding liability to the Commonwealth of Massachusetts, the United States of America or any other Governmental Authority under any Environmental Law. No Lien against any Company Property has arisen due to any Environmental Law.

          (d) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Materials or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property.
          (e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.18(d) would reasonably be based.
          (f) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, on, affecting or from any Company Property or Loan Property, and no Hazardous Material is present at, on, affecting or from any Company Property or Loan Property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws. To the Knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or any previously owned, operated or leased property, there was no release or presence of Hazardous Material or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws.
          (g) No Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located at, on, affecting or from any Company Property, whether or not in reportable quantities, or have been in any manner introduced onto any Company Property, including, without limitation, any septic, sewage or other waste disposal systems servicing any Company Property, in material violation of any Environmental Law.
          (h) To the Knowledge of the Company, there is no underground storage tank on or under any Company Property.
          (i) The Company has obtained and is in compliance with every material permit, license and approval required for any activity or operation at any Company Property by any Environmental Law.
          (j) Neither the Company nor any of its Subsidiaries is an owner or operator (as such terms are defined under any Environmental Law) of any Loan Property, and neither the Company nor any of its Subsidiaries has any relationship to a Participation Facility.
          (k) The Company has delivered to Buyer an accurate list, together with correct and complete copies, of any and all environmental monitoring, sampling, tests or studies, and any report in respect thereof, which the Company or any of its Subsidiaries may have initiated, or were conducted by or on behalf of the Company or any of its Subsidiaries and any and all environmental tests, studies or reports conducted or made by others which are in the possession of the Company or any of its Subsidiaries in respect of any Company Property.
          (l) For purposes of this Agreement:
     (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property;
     (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property, pursuant to any Environmental Law;
     (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance (whether solid, liquid or gas), as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts used or stored for cleaning purposes or other maintenance or for the operation of motor vehicles used by tenants (if applicable) or guests, and otherwise in compliance with Environmental Laws;
     (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21E, or any other Environmental Law;
     (v) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and
     (vi) “Environmental Law” means any federal, state, regional or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent order, judgment, decree, injunction or agreement with any Governmental Authority relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term “Environmental Law” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state, regional and local laws, regulations, policies or guidance, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages to persons or property due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.
     3.19 Intellectual Property.
          (a) Schedule 3.19 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Intellectual Property. The Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of any Lien, royalty or other payment obligation (except for royalties or payments with respect to off-the-shelf software at standard commercial rates). To the Knowledge of the Company, the conduct of the business of the Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any Company Intellectual Property. All renewal and maintenance fees, Taxes, and other fees required to be paid and applicable to the Company Intellectual Property have been paid in full through the date of this Agreement and will be paid in full through the Effective Time.
          (b) For purposes of this Agreement:
     (i) “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company and its Subsidiaries that is material to the financial condition, results of operations or business of the Company.
     (ii) “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); and (D) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

     3.20 Material Agreements; Defaults.
          (a) Except as filed as an exhibit to any Company SEC Document, Schedule 3.20 of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment in excess of $100,000 per annum relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any agreement by and among the Company or any of its Subsidiaries, and/or any of its directors or executive officers or any of their immediate family members or any Person controlled by any of them (except as set forth on the Company’s Regulation O report dated as of February 29, 2008, which has been provided to Buyer, Buyer Bank and Merger Sub); (iv) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2006 Form 10-K; (v) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vi) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice or involving the payment of in excess of $100,000 per annum; (vii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (viii) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be affected by, or calculated on the basis of, any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.20(a) is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.
          (b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect and is enforceable in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception). Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
     3.21 Property and Leases.
          (a) Schedule 3.21(a) of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of the leases and subleases (each as amended to date) of the properties listed in Schedule 3.21(a) of the Company Disclosure Schedule. With respect to each such lease and sublease of the properties listed in Schedule 3.21(a) of the Company Disclosure Schedule:
     (i) the lease or sublease is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception;
     (ii) neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or to the Knowledge of the Company, is threatened which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries;
     (iii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold; and
     (iv) there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto.
          (b) The Company owns fee simple title to the real property listed on Schedule 3.21(b) of the Company Disclosure Schedule, free and clear of any Liens, easements, covenants, or other restrictions applicable to such real property, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto. Except as set forth on Schedule 3.21(b), no tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.
          (c) To the Knowledge of the Company, none of the properties listed on Schedules 3.21(a) or (b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law ordinance, rule or regulation in any respect that could reasonably be expected to require material expenditures by the Company or any of its Subsidiaries or to result in a material impairment in or limitation on the activities presently conducted there.
          (d) The plants, buildings, structures and equipment located on the property listed on Schedules 3.21(a) and (b) of the Company Disclosure Schedule and used by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of the Company Real Property or any plants, buildings or other structures thereon.
          (e) To the Knowledge of the Company and except as set forth on Schedule 3.21(e) of the Company Disclosure Schedule, the Company and its Subsidiaries own good title, free and clear of all Liens, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property assets, necessary to conduct the business of the Company as currently conducted, except for (i) Liens reflected in the Company Financial Statements, (ii) Liens or imperfections of title that do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Liens for current Taxes not yet due and payable, and (iv) Liens on the landlord’s interest in the premises. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by the Company or its Subsidiaries as now used, possessed, and controlled by the Company or its Subsidiaries, as applicable.
     3.22 Regulatory Capitalization. The Company Bank is, and immediately after the Effective Time will be, “well capitalized”, as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
     3.23 Loans; Nonperforming and Classified Assets.
          (a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, (i) was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iv) constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (b) Schedule 3.23 of the Company Disclosure Schedule discloses as of December 31, 2007 and February 29, 2008: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.
     3.24 Trust Business; Administration of Fiduciary Accounts. The Company Bank (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business, all such appointments are currently in effect, and (ii) has all authorizations, approvals, licenses and permits necessary for the conduct of its Trust Business. For purposes of this Section 3.24, “Trust Business” shall mean the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at Company Bank’s banking and trust offices.
     3.25 Investment Management and Related Activities. None of the Company, its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
     3.26 Risk Management Instruments.
          (a) “Derivative Contracts” means a derivative contract or derivative instrument as such terms are used for purposes of reporting the same under the FFIEC Reports of Condition and Income and related Glossary (each as revised as of June 2007); provided that, for the avoidance of doubt, the term “Derivative Contracts” shall not include any Option.
          (b) The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to Derivative Contracts. All Derivative Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with recent past practice and in accordance with applicable laws, rules, regulations and policies of any Governmental Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Contracts. All of such Derivative Contracts are valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Company and its Subsidiaries and, to the Knowledge of the Company, all other parties thereto, have duly performed their obligations under the Derivative Contracts to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there is no breach, violation or default or allegation or assertion of such by any party thereunder.
     3.27 Investment Securities and Commodities.
          (a) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.
          (b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Buyer, Buyer Bank and Merger Sub the material Policies, Practices and Procedures.
          (c) The Company has provided to Buyer a correct and complete listing of Company Bank’s investment securities portfolio as of February 29, 2008.
     3.28 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.
     3.29 Deposit Insurance.
          (a) The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such FDIC deposit insurance is pending or, to the Knowledge of the Company, threatened.

          (b) The deposits of Company Bank are insured, in excess of FDIC limits, by the DIF to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the DIF. No proceeding for the revocation or termination of such DIF deposit insurance is pending or, to the Knowledge of the Company, threatened.
     3.30 CRA; Anti-money Laundering. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. Furthermore, the Company Bank Board has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.
     3.31 Transactions with Affiliates. Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.
     3.32 Inapplicability of Takeover Provisions.
          (a) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Delaware.
          (b) In accordance with Section 4 of Article 7 of the Company’s Restated Certificate of Incorporation, the Company Board has determined that Buyer is not an Interested Person (as defined in the Company’s Restated Certificate of Incorporation).

     3.33 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Friedman, Billings, Ramsey & Co., Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is accurately and completely described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been made available to Buyer, Buyer Bank and Merger Sub (the “Engagement Letter”). The Company Board has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders pursuant to the Merger is fair from a financial point of view to such Company Shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement.
     3.34 Rights Agreement. The Company or the Board of Directors of the Company, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or result in Buyer being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.
     3.35 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement or in any application, notification or other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement, will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Meeting or the date such application notification or other document is filed, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     3.36 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder, in the Company Disclosure Schedule or in any Company SEC Document as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1 Making of Representations and Warranties.
          (a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, Buyer Bank and Merger Sub jointly and severally hereby make to the Company the representations and warranties contained in this Article IV.
          (b) On or prior to the date hereof, Buyer, Buyer Bank and Merger Sub have delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).
          (c) No representation or warranty of Buyer, Buyer Bank or Merger Sub contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.4, 4.5, 4.12 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.
     4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is qualified to do business and is in good standing in the jurisdictions where its ownership of property or the conduct of its business requires it to be so qualified.

     4.3 Corporate Power. Each of Buyer and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Buyer, Buyer Bank and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     4.4 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”), Buyer Bank and the Board of Directors of Buyer Bank, and Merger Sub and the Board of Directors of Merger Sub, including the approval of Buyer as the sole shareholder of Merger Sub. Each of Buyer, Buyer Bank and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company and Company Bank, this Agreement is a legal, valid and binding agreement of Buyer, Buyer Bank and Merger Sub, enforceable against it in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception).
     4.5 Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer, Buyer Bank and Merger Sub of this Agreement, or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FDIC, the FRB, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) the obtaining by Buyer of a letter from the MHPF to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF, (iii) obtaining by Buyer from the DIF a letter to the Massachusetts Commissioner of Banks stating that “arrangements satisfactory to the Depositors Insurance Fund” have been made in connection with the Bank Merger and (iv) the filing of the Certificate of Merger. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.
     4.6 Non-Contravention.
          (a) Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, and the filing of the Certificate of Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer, Buyer Bank and Merger Sub do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s, Buyer Bank’s or Merger Sub’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.
          (b) As of the date hereof, Buyer is not aware of any reason relating to Buyer or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.
     4.7 Articles of Incorporation; Bylaws. Buyer has made available to the Company and Company Bank a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer and each of its Subsidiaries. None of Buyer, Buyer Bank nor Merger Sub is in violation of any of the terms of its Articles of Incorporation or Certificate of Incorporation or Bylaws.
     4.8 Compliance with Laws. Each of Buyer and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.
     4.9 Litigation. No litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would result in a Buyer Material Adverse Effect.
     4.10 Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
     4.11 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of Buyer, threatened.
     4.12 Sufficient Funds. As of the date of this Agreement, Buyer Bank has, and as of the Closing Buyer will have, as a result of a dividend that Buyer Bank shall pay to Buyer (which dividend has been authorized as of the date of this Agreement by all necessary action by the Board of Directors of Buyer Bank), sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the aggregate Option Consideration, subject to the terms and conditions of this Agreement.

     4.13 Net Worth. As of January 31, 2008, Buyer has a tangible net worth (determined in accordance with GAAP) of at least $705,000,000.
     4.14 Financial Condition of Buyer. Buyer has provided to the Company and Company Bank complete and correct copies of the audited financial statements of Buyer and its Subsidiaries for the fiscal year ended December 31, 2007. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP, the financial position of Buyer and its Subsidiaries as of the date thereof and the consolidated statements of income and the consolidated statements of cash flows of Buyer and its Subsidiaries for the periods presented therein.
     4.15 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with Buyer’s engagement of Sandler O’Neill + Partners, L.P.
     4.16 Information Supplied. None of the information to be provided by Buyer or Merger Sub for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.17 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder or in the Buyer Disclosure Schedule as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Company Forbearances. From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Company Disclosure Schedule, as expressly provided or expressly contemplated by this Agreement, or as required by applicable law, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with recent past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental

Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.
          (b) Stock. (i) Other than pursuant to Options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule and other than existing deferral elections made under the Company’s Director Deferred Compensation Plan, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, any stock options, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of Company Common Stock, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, except with respect to grants of Options to new hires or permitted employees in the ordinary course of business and consistent with recent past practice, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.
          (c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock of no more than $0.29 per share with record and payment dates set consistent with recent past practice (it being the intention of the parties hereto that the Company Shareholders shall not receive more than one dividend in any calendar quarter with respect to their shares of Company Common Stock), and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except (i) for normal increases in compensation to non-executive officer employees in the ordinary course of business consistent with recent past practice; provided that no such increase shall exceed fifteen percent (15%) of an individual’s current annual compensation (unless in connection with a promotion consistent with recent past practice) and five percent (5%) in the aggregate, (ii) as may be required by law, including Section 409A of the Code, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15(g) of the Company Disclosure Schedule, or (iv) the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business.

          (e) Benefit Plans. Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15 of the Company Disclosure Schedule, or (iii) as set forth on Schedule 5.1(e) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
          (f) Dispositions. Except as set forth on Schedule 5.1(f) of the Company Disclosure Schedule:
     (i) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with recent past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.
     (ii) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company Intellectual Property, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with recent past practice.
          (g) Governing Documents. Amend its Restated Certificate of Incorporation or Bylaws (or equivalent documents), or take any action to exempt any Person (other than Buyer or its Subsidiaries), or any action taken by any Person, from any Takeover Laws or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Person.
          (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice) all or any portion of the assets, business, deposits or properties of any other entity.
          (i) Capital Expenditures. Except as set forth on Schedule 5.1(i) of the Company Disclosure Schedule or as required pursuant to new contracts entered into in the ordinary course of business consistent with recent past practice, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with recent past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.
          (j) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

          (k) Claims. Settle any action, suit, proceeding, or enter into any settlement or similar agreement with respect to any order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.
          (l) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
          (m) Derivative Contracts. Enter into any Derivative Contract.
          (n) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with recent past practice, or cancel, release or assign any material amount of indebtedness, or any claims held, to any other Person.
          (o) Investment Securities. Acquire, sell or otherwise dispose of any debt, equity, or other investment security, except (1) the acquisition, sale or other disposition of any such investment security in the ordinary course of business consistent with recent 2008 past practice (particularly with respect to the size and duration of the portfolio) and in accordance with the Company Bank’s investment policy, which policy will not be amended or modified except to the extent required by law or as the Company may, in good faith determine, is necessary to comply with safe and sound banking practices (in which case the Company shall give Buyer notice thereof and shall give due consideration to Buyer’s requests with respect thereto), (2) by way of foreclosure or acquisitions or sales in a bona fide fiduciary capacity, or (3) in satisfaction of debts previously contracted in good faith: provided, however, that any acquisition, sale or other disposition of any such investment security made consistent with the request of Buyer pursuant to Section 6.18(b) shall be deemed not to breach this Section 5.1(o).
          (p) Loans. Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with recent past practice.
          (q) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice).
          (r) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

          (s) Tax Matters. Make or change any Tax election, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.
          (t) Loan Policies. Change its loan policies, practices and procedures in effect as of the date of this Agreement, except as required by law or any Governmental Authority.
          (u) Environmental Assessments. Foreclose on or take a deed or title to any Loan Property without first conducting a Phase I Environmental Assessment of the property or foreclose on any Loan Property if such environmental assessment indicates the presence of a Hazardous Material in amounts which, if such foreclosure were to occur, would be material to Company Bank.
          (v) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.
          (w) Agreements. Agree or commit to do, or adopt any resolution of the Company Board in support of, any of the actions prohibited by this Section 5.1.
     5.2 Buyer Forbearances. From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Buyer Disclosure Schedule, as expressly permitted or expressly contemplated by this Agreement, or as required by law, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action that would, or would be reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Company Bank, Buyer, Buyer Bank and Merger Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.
     6.2 Shareholder Approval.
          (a) The Company shall, as soon as reasonably practicable but in any event not more than forty-five (45) days following the date of this Agreement, prepare and file a preliminary form of the Proxy Statement with the SEC and each of the Company and Buyer shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Buyer, mail to the Company Shareholders such an amendment or supplement. Buyer shall cooperate with the Company in the preparation of the Proxy Statement, any amendment or supplement thereto, and any other communication that could reasonably be deemed to be proxy solicitation materials relating to the Merger (collectively, “Proxy Materials”), and shall furnish the Company with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Materials. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon any Proxy Material prior to its filing with the SEC or dissemination to the Company Shareholders.
          (b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Shareholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

          (c) Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of Nasdaq and its Restated Certificate of Incorporation and Bylaws, and subject to any judgment, order, decree or injunction, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and any other matter required to be approved by the Company Shareholders in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).
          (d) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the DGCL, the Restated Certificate of Incorporation and Bylaws of the Company, and all other applicable legal requirements.
          (e) Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company Shareholders vote to approve this Agreement and any other matters required to be approved by the Company Shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement shall include the Company Recommendation.
          (f) Participants in any ESOP maintained by the Company or Company Bank who have “pass-through” voting rights under Section 409(e) of the Code shall be notified of such rights and may exercise such rights subject to all requirements of the Code and ERISA.
     6.3 Publicity.
          (a) Except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect, Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statement as may be required by applicable law or the rules and regulations of any stock exchange.
          (b) Without limiting the scope of the Section 6.3(a), Buyer and the Company shall (i) cooperate to develop all public announcement materials related to the transactions contemplated by this Agreement; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect the Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

     6.4 Access; Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Buyer Representatives”), reasonable access, during normal business hours throughout the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors but excluding confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or may reasonably be deemed to contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company and its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 6.4, the Company shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Buyer or the Buyer Representatives any access to any of its properties, books, contracts, commitments, and records relating to, or in respect of, any pricing information, customer specific information, or other similar competitively sensitive information.
     6.5 No Solicitation.
          (a) Except as authorized or permitted in this Section 6.5, the Company shall not and shall cause its Subsidiaries and shall use its reasonable best efforts to cause the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, knowingly encourage, or knowingly take any action that would reasonably be expected to materially facilitate the making of, any offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer, Buyer Bank and Merger Sub) any information with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; (iv) enter into any agreement, including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal; or (v) approve or recommend or resolve to approve or recommend any Acquisition Proposal or any agreement, including without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal. Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall use its reasonable best efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.
          For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, and shall include any public announcement by any Person (including any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
          (b) Notwithstanding Section 6.5(a), the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties to the Company Shareholders under applicable law; and (iii) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.
          For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and any requirement to obtain additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
          (c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials may reasonably be deemed to contravene any law, rule, regulation, order, judgment or decree. The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendment or modification to such proposal, offer or request).
          (d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the

Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
          (e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the Company Shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the third (3rd) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the Company Shareholders under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
          (f) Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from (i) complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, or (ii) informing any Person of the existence of the provisions contained in this Section 6.5.

     6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.
     6.7 Regulatory Applications; Filings; Consents.
          (a) Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all necessary documentation, to effect all necessary filings, to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, the FDIC, the Massachusetts Commissioner of Banks and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) The Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by the Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives), (ii) subject to applicable laws and the instructions of any Governmental

Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives) and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives). With respect to any of the foregoing, the Company will consult with Buyer and the Buyer Representatives so as to permit the Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (c) Buyer will notify the Company promptly and shall promptly furnish the Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives). With respect to any of the foregoing, Buyer will consult with the Company, its Subsidiaries and the Company Representatives so as to permit Buyer and the Company and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
     6.8 Indemnification; Directors’ and Officers’ Insurance.
          (a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of each former and present director, officer, employee, fiduciary or agent of the Company or its Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in the Company’s Restated Certificate of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. During such period, Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was an Indemnified Party in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.
          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage, which, by its terms, shall survive the Merger, for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company so long as the aggregate cost is less than $200,000 (the “Maximum D&O Tail Premium”); provided that, if the cost of such endorsement exceeds the Maximum D&O Tail Premium, the Company shall obtain such an endorsement with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.
          (c) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.
          (d) The provisions of this Section 6.8 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.9 Employees; Benefit Plans.
          (a) For purposes of this Section 6.9, the term “Bank” shall refer to Company Bank after the Merger and until such time as the Bank Merger in Section 1.2 occurs, after which the term shall refer to Buyer Bank.
          (b) For the 12 month period commencing on the Effective Date, Buyer shall cause, and cause Bank to, maintain the current compensation levels, excluding any stock-based benefits, for the employees of the Company or any Subsidiary of the Company who remain employed by Bank after the Effective Time (collectively, the “Company Employees”) at the same levels that are, in the aggregate, comparable to those in effect for the Company Employees on the date hereof. With respect to retirement, health, and welfare benefits, Buyer may cause or may cause the Bank to cause, such Company Employees to be enrolled in plans of Buyer or Buyer Bank during such 12 month period (instead of plans of the Company or any Subsidiary of the Company), provided that during such 12 month period the retirement, health and welfare benefits offered shall be reasonably comparable to those offered to similarly situated employees of Buyer Bank. For purposes of any such plan, Buyer shall cause, and shall cause Buyer Bank or the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or any Subsidiary of Company attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Buyer. For purposes of determining any matching or other employer contribution under the 401(k) plan of Buyer Bank, compensation prior to the Effective Time will not be considered. Without limiting the foregoing, and subject to the consent of Buyer’s or Buyer Bank’s health insurance carriers, Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent the Company Employees had satisfied any similar limitations or requirements under the corresponding plan in which the Company Employees participated immediately prior to the Closing Date, and any deductibles paid by the Company Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer. Buyer shall use all commercially reasonable efforts to attempt and cause the Surviving Corporation to attempt, to make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employments agreements with the Company or its Subsidiaries, and subject to Section 6.9(j) hereof, the Company Employees who remain employed after the Effective Time shall be considered to be employed by Buyer “at will” and nothing shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Company Employee at any time.
          (c) Following the Effective Date, Bank may choose to maintain any, all, or none of the Employee Programs in its sole discretion. However, for any Employer Program terminated for which there is a comparable Buyer Bank benefit plan of general applicability (meaning that the plan is available to all employees satisfying uniformly applied age and service requirements), all Company Employees shall be entitled to participate prospectively after the Effective Date in such Buyer Bank benefit plan (or a comparable plan offered by Bank) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in such benefit plans may occur, if at all, at different times with respect to different plans). Nothing herein shall limit the ability of Buyer, Buyer Bank or Bank to amend or terminate any of the Employee Programs or Buyer Bank benefit plans in accordance with their terms at any time.
          (d) With respect to each Employee Program subject to Section 409A of the Code, the Company agrees to amend each such plan or cause each such plan to be amended to the extent, in Buyer’s reasonable judgment, such an amendment is necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS for such amendment. Such amendments shall be provided to Buyer and its counsel at least ten (10) days prior to their proposed adoption by the Company or Company Bank and shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld.

          (e) During the one-year period commencing as of the date on which the Effective Time occurs, Buyer (or Bank) shall honor, with respect to Company Employees employed as of the Effective Time, the Severance Pay Plan of Company Bank (the “Company Bank Severance Pay Plan”) (referenced at page 6.49 of the Employee Handbook provided to Buyer, Buyer Bank and Merger Sub as in effect as of the date of this Agreement) in connection with the involuntary termination of employment, other than for cause, of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments or who separates from service in connection with a business transaction between the Buyer or Bank and another entity that offers employment to the employee immediately following the effective date of the transaction), in such amounts, at such times and upon such conditions as set forth in the Company Severance Pay Plan with respect to involuntary employment terminations for reasons other than cause. Neither Buyer nor Bank shall be obligated to pay any amount to any Company Employee who does not execute a general release and waiver of claims, in a form satisfactory to Buyer, of any and all claims, known or unknown, against Buyer, Buyer Bank, the Company, Company Bank, and officers, trustees, directors, employees, attorneys and affiliates of the above.
          (f) Buyer shall honor, in accordance with their terms, all compensation, employment, severance, change-of-control, and deferred compensation obligations of the Company and its Subsidiaries as set forth on Schedule 6.9(f) of the Company Disclosure Schedule.
          (g) The Company shall use all commercially reasonable efforts to cause its ESOP to be terminated at the Effective Time.
          (h) The Company shall not terminate prior to the Effective Time any Employee Program that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA. After the Effective Time, at its sole election, Buyer will determine whether to terminate any such Employee Program, merge it into a defined benefit pension plan of Buyer or Buyer Bank in a transaction meeting all ERISA and Code requirements including, without limitation, Section 414(l) of the Code, to maintain it separately and to freeze or modify further accruals under such plan, or take other action. Upon Buyer’s reasonable request, the Company shall cooperate with Buyer Bank to facilitate such action, on or after the Effective Date, provided that any termination of such Employee Program is effected in a manner that does not adversely affect such Employee Program’s qualification under Sections 401(a) and 501(a) of the Code. Buyer Bank, Bank and the Company shall use reasonable best efforts to effect such a termination and the associated distribution of all assets of each such terminated Employee Program.
          (i) Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Program, (ii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the

Effective Date to amend or terminate any Employee Program or (iii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.
          (j) The Company shall use reasonable best efforts to cause the “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, known as the Company Bank Severance Pay Plan and referenced in Section 6.9(e) to be administered at all times in accordance with the requirements for exemption from Section 409A of the Code available under Treasury Regulation section 1.409A-1(b)(9)(iii).
     6.10 Notification of Certain Matters.
          (a) Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.
          (b) Not less than three (3) Business Days prior to the contemplated Closing Date, the Company shall supplement or amend the Company Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any material matter which, if existing, occurring or Known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules or that is necessary to correct any information in the Company Disclosure Schedules which has been rendered materially inaccurate thereby; provided, however, that the Company shall not be required to update the Company Disclosure Schedule to the extent such change is as a result of any action taken at the request of Buyer. No supplement or amendment to the Company Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties contained in Article III in order to determine the fulfillment of the conditions set forth in Section 7.2(a), or the compliance by the Company with its covenants and agreements contained herein.
     6.11 Confidentiality Agreement.
          (a) The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.
          (b) With respect to Confidential Buyer Information, the Company shall not (i) use any Confidential Buyer Information or Notes (as defined in the Confidentiality Agreement) except in connection with the transactions contemplated by this Agreement, or (b) disclose any Confidential Buyer Information or Notes other than to those Company Representatives with a need to know the information contained therein; provided, that the Company specifically informs each such Company Representative of the confidential nature of the Confidential Buyer Information and the terms of this Agreement; and provided, further, that the Company shall be responsible for any breach of this Section 6.11(b) by any Company Representative. For purposes of this Agreement, the term “Confidential Buyer Information” shall mean confidential and proprietary information of Buyer and its Subsidiaries, whether written or oral, including, without limitation, the trade secrets of Buyer and all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records and other materials (whether prepared by Buyer or otherwise and in whatever form maintained, whether documentary, computerized or otherwise).
     6.12 Current Information. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly during normal business hours) with representatives of Buyer and to report the general status of the ongoing operations of the Company and each of its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Buyer (i) a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with the Company’s current financial reporting practices, and (iii) promptly after the end of each quarter, a schedule comparable to Schedule 3.23 of the Company Disclosure Schedule current as of the end of the most recent quarter or as recent as practical.
     6.13 Transition; Informational Systems Conversion. From and after the Company Shareholder Approval, Buyer and the Company shall use their reasonable best efforts to facilitate the integration of the Company with the business of Buyer following the Effective Time, and shall meet on a regular basis during normal business hours to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of the Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by the Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall indemnify the Company for any reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.
     6.14 Access to Suppliers. From and after the Company Shareholder Approval, the Company shall, upon Buyer’s reasonable request, use commercially reasonable efforts to introduce Buyer and its representatives to suppliers of the Company and its Subsidiaries for the purpose of facilitating the integration of the Company and its business into that of Buyer. Any interaction between Buyer and the Company’s suppliers shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Buyer and the Company’s suppliers.
     6.15 Environmental Assessments.
          (a) The Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to the Company, during normal business hours (and at such other times as may be agreed), to any Company Property set forth on Schedule 3.21 of the Company Disclosure Schedule, as to which Buyer has elected to perform an environmental assessment, for the purpose of conducting Phase I Environmental Assessments (which also may include an evaluation of asbestos containing materials, lead based paint, lead in drinking water, mold and radon).
          (b) Each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs to investigate, monitor, clean up, or remediate, as the case may be, the “potential environmental condition(s)” or “recognized environmental condition(s)” identified in any Phase I Environmental Assessment.
          (c) Buyer shall bear and pay the environmental consulting firm’s fees and expenses. With respect to any Company Property as to which Buyer has elected to perform an environmental assessment, within twenty (20) days after the date hereof, Buyer shall engage an environmental consulting firm reasonably acceptable to the Company to perform the Phase I Environmental Assessments. Buyer shall use its reasonable best efforts to cause its environmental consulting firm to complete and provide Buyer with its written Phase I Environmental Assessment(s) within forty-five (45) days after such consultant is retained.
     6.16 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq and the other exchanges on which the common stock of the Company is listed to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
     6.17 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Buyer resignations of all the directors of the Company and its Subsidiaries to be effective as of the Effective Time.
     6.18 Coordination.
          (a) The Company shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer

Bank. Without limiting the foregoing, senior officers of the Company and Buyer shall meet from time to time as the Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of the Company and Company Bank, and the Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of the Company, Company Bank or any of its Subsidiaries prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.
          (b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, the Company shall give due consideration to Buyer’s request that the Company Bank divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, provided, however, that no such divestitures need be made prior to the Effective Time.
          (c) No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.18 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.
     6.19 Transactional Expenses. The Company has provided on Schedule 6.19 of the Company Disclosure Schedule a reasonable good faith estimate of costs and fees that the Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement excluding for this purpose any litigation-related fees or expenses (collectively, “Company Expenses”). Upon the reasonable request of Buyer, not more frequently than quarterly, the Company shall promptly provide an updated budget of the Company Expenses to Buyer. The Company shall not incur investment banking fees in connection with the Merger other than those expressly provided for in the Engagement Letter.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction (or waiver if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
          (a) Shareholder Vote. This Agreement shall have been approved by the requisite affirmative vote of the Company Shareholders present and voting at the Company Meeting in accordance with DGCL Section 251(c) and the Company’s Restated Certificate of Incorporation and Bylaws.
          (b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition; provided, however, that no divestiture requirement or other term, condition, or restriction shall be deemed to be materially burdensome if such divestiture, term, condition, or restriction is consistent with Department of Justice or FDIC guidelines, policies and practices as applied in recent bank merger transactions.
          (c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.
     7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by Buyer, at or prior to the Effective Time, of each of the following conditions:
          (a) Company Capital Stock and Common Stock Equivalents. Notwithstanding the standard set forth in Section 3.1, (i) the Company shall not have any outstanding shares of capital stock or common stock equivalents outstanding at immediately prior to the Effective Time, other than outstanding shares of Company Common Stock and Options, and (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall not exceed 4,233,079, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Options listed on the Company Disclosure Schedule, provided such exercise is in accordance with the terms existing as of the date of this Agreement and such Option is disclosed on the Company Disclosure Schedule; provided, however, that this condition shall be deemed to be satisfied unless the consequence of its failure to be true would reasonably be expected to increase the aggregate Merger Consideration and Option Consideration, taken as a whole, by more than a de minimis amount.

          (b) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.
          (c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
          (d) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(b) and (c) have been satisfied.
          (e) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (f) Appraisal Rights. The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have demanded purchase of their shares of Company Common Stock in accordance with the provisions of Section 262 of the DGCL, shall not exceed fifteen percent (15%) of the shares of Company Common Stock outstanding as of the record date for the Company Meeting.
          (g) Other Actions. The Company shall have furnished Buyer with such customary certificates of its officers to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Buyer may reasonably request.
     7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by the Company, at or prior to the Effective Time, of each of the following conditions:
          (a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (b) Officer’s Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) have been satisfied.
     7.4 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 6.1.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:
          (a) by the mutual consent of Buyer and the Company in a written instrument;
          (b) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;
          (c) by Buyer or the Company, in the event that the Merger is not consummated by November 1, 2008, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

          (e) by Buyer or the Company, if either (x) the Company Meeting shall have been duly held and the votes cast at the Company Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Shareholder Approval or (y) a vote on the approval of this Agreement shall not have been duly taken at the Company Meeting (including by reason of the absence of a quorum) by the Termination Date.
          (f) by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 6.2, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, or (E) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5; or
          (g) by the Company, if, at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:
     (i) the Company shall have made a Company Subsequent Determination in accordance with Section 6.5(e) and shall otherwise have complied in all material respects with Section 6.5 of this Agreement;
     (ii) the Company concurrently pays the Termination Fee payable pursuant to Section 8.2(b); and
     (iii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.
     8.2 Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.4, 6.11 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein (including Section 8.2(f)), neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of knowing, intentional misrepresentation or fraud.

          (b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $5,000,000 (the “Termination Fee”).
          (c) In the event (i) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(e) or Buyer pursuant to Section 8.1(b) or 8.1(c), and (ii) on or before the date of any such termination, (x) an Acquisition Proposal with respect to the Company shall have been publicly disclosed or announced and not withdrawn (x) in the case of a termination pursuant to clause (x) of Section 8.1(e), at least 10 days before the Company Meeting, (y) in the case of a termination pursuant to Section 8.1(b), before the applicable breach by the Company, or (z) in the case of a termination pursuant to Section 8.1(c) or clause (y) of Section 8.1(e), before the date specified therein, and (iii) within one (1) year of such termination, the Company shall consummate a transaction or have entered into a definitive agreement for a transaction with any third party that involves the consummation of a transaction described in the definition of Acquisition Transaction (but replacing references to “15% or more” with “50% or more”), then the Company shall pay to Buyer, upon consummation of such transaction, the Termination Fee less the Expense Amount if previously paid.
          (d) If this Agreement is terminated pursuant to Section 8.1(e) or by Buyer pursuant to Section 8.1(b), but the Termination Fee (or any portion thereof) has not been paid and is not then payable, the Company shall pay at the direction of Buyer as promptly as practicable (but in any event within two (2) Business Days after receipt of Buyer’s request therefor), $1,000,000 (the “Expense Amount”) on account of the expenses and opportunity costs incurred by Buyer and its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.
          (e) If this Agreement is terminated by the Company pursuant to Section 8.1(b), then Buyer shall pay at the direction of the Company as promptly as practicable (but in any event within two (2) Business Days after receipt of the Company’s request therefor) the Termination Fee.
          (f) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer or the Company, as the case may be. The payment of the Termination Fee and/or Expense Amount by the Company pursuant to Section 8.2(b), 8.2(c) or 8.2(d) shall be the sole and exclusive remedy of Buyer, Buyer Bank and Merger Sub in connection with the termination of this Agreement under the circumstances described thereunder. The payment of the Termination Fee by Buyer pursuant to Section 8.2(e) shall be the sole and exclusive remedy of the Company and Company Bank in connection with the termination of this Agreement under the circumstances described thereunder.

          (g) Buyer, Buyer Bank, Merger Sub, the Company and Company Bank acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Buyer, as the case may be, fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer or the Company, as the case may be, commences a suit which results in a judgment against the Company or Buyer for the amount set forth in this Section 8.2, the Company or Buyer, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on all amounts due pursuant to this Section 8.2 at an interest rate equal to the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 300 basis points.
ARTICLE IX
MISCELLANEOUS
     9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or relates to the delivery of the Exchange Fund.
     9.2 Certain Definitions.
          (a) As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
     “Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.
     “Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that (a) individually or in the aggregate, would reasonably be expected to materially delay or materially impair the ability of Buyer, Buyer Bank or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of Buyer to obtain in a timely manner all Regulatory Approvals.

     “Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term “Company Material Adverse Effect” shall not include (i) any fact, change, event, development, effect or circumstance generally affecting comparable banks or their holding companies or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, however, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect.
     “Company Shareholders” shall mean the holders of Company Common Stock.
     “Confidentiality Agreement” shall mean the letter dated February 6, 2008 from the Financial Advisor, as the Company’s agent, and accepted by Buyer with respect to, among other things, the parties’ obligations with respect to Evaluation Material (as defined therein).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “GAAP” shall mean generally accepted accounting principles in the United States.
     “Governmental Authority” shall mean any department, agency, or other body or division of any federal, state, regional or local government, commission, board, body, bureau or other regulatory authority or agency, that exercises any form of jurisdiction or authority under federal, state, regional, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including without limitation Environmental Laws, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
     “Knowledge” or “Known” as used with respect to the Company and Company Bank means the actual knowledge of any of the persons named in Schedule 9.2(a) of the Company Disclosure Schedule, and with respect to Buyer, Buyer Bank and Merger Sub, means the actual knowledge of the persons named in Schedule 9.2(a) of the Buyer Disclosure Schedule.
     “Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.
     “Regulatory Approvals” shall mean (a) the approval (or waiver) of the FRB, (b) the approval of the Office of the Massachusetts Commissioner of Banks, (c) notification to the Massachusetts Department of Banking, Insurance, Securities and Healthcare Administration, and (d) the approval of the Massachusetts Board of Bank Incorporation (including by the Massachusetts Housing Partnership Fund with respect to an application for credit for affordable housing lending).
     “Rights Agreement” shall mean the Shareholder Rights Agreement dated as of January 18, 2000, between the Company and The First National Bank of Boston, as Rights Agent.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Subsidiary” shall mean, when used with reference to a party, any corporation, partnership, limited liability company, association, joint-stock company, business trust or other entity, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other entity, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
     “Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).
          (b) The following terms are defined elsewhere in this Agreement, as indicated below:
     “2007 Company Financial Statements” shall have the meaning set forth in Section 3.12(b).
     “409A Plan” shall have the meaning set forth in Section 3.15(j).
     “Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).
     “Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).
     “Agreement” shall have the meaning set forth in the preamble to this Agreement.
     “Appraisal Rights Provision” shall have the meaning set forth in Section 2.6(a).
     “Articles of Merger” shall have the meaning set forth in Section 1.2.
     “Bank” shall have the meaning set forth in Section 6.9(a).
     “Bank Merger” shall have the meaning set forth in the recitals to this Agreement.
     “Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.6.
     “BHCA” shall have the meaning set forth in Section 3.2.
     “Burdensome Conditions” shall have the meaning set forth in Section 6.7(a).
     “Buyer” shall have the meaning set forth in the preamble to this Agreement.
     “Buyer Bank” shall have the meaning set forth in the preamble to this Agreement.
     “Buyer Board” shall have the meaning set forth in Section 4.4.
     “Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).
     “Buyer Representatives” shall have the meaning set forth in Section 6.4.
     “Certificate” shall have the meaning set forth in Section 2.2(a).
     “Certificate of Merger” shall have the meaning set forth in Section 1.3(a).

     “Classified Loans” shall have the meaning set forth in Section 3.23(b).
     “Closing” shall have the meaning set forth in Section 1.3(b).
     “Closing Date” shall have the meaning set forth in Section 1.3(b).
     “Code” shall have the meaning set forth in Section 2.5.
     “Company” shall have the meaning set forth in the preamble to this Agreement.
     “Company 2006 Form 10-K” shall have the meaning set forth in Section 3.12(a).
     “Company Balance Sheet” shall have the meaning set forth in Section 3.12(b)
     “Company Balance Sheet Date” shall have the meaning set forth in Section 3.12(b)
     “Company Bank” shall have the meaning set forth in the preamble to this agreement.
     “Company Bank Board” shall have the meaning set forth in Section 3.6.
     “Company Bank Severance Pay Plan” shall have the meaning set forth in Section 6.9(e).
     “Company Board” shall have the meaning set forth in Section 3.6.
     “Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.
     “Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).
     “Company Employees” shall have the meaning set forth in Section 6.9(a).
     “Company Expenses” shall have the meaning set forth in Section 6.19.
     “Company Intellectual Property” shall have the meaning set forth in Section 3.19(b)(i).
     “Company Material Contract” shall have the meaning set forth in Section 3.20(a).
     “Company Meeting” shall have the meaning set forth in Section 6.2(c).
     “Company Property” shall have the meaning set forth in Section 3.18(a).
     “Company Recommendation” shall have the meaning set forth in Section 6.2(e).
     “Company Representatives” shall have the meaning set forth in Section 6.5(a).
     “Company SEC Documents” shall have the meaning set forth in Section 3.12(a).
     “Company Shareholder Approval” shall have the meaning set forth in Section 3.9(a).

     “Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).
     “Confidential Buyer Information” shall have the meaning set forth in Section 6.11(b).
     “Derivative Contracts” shall have the meaning set forth in Section 3.26(a).
     “DIF” shall have the meaning set forth in Section 3.9(a).
     “Dissenting Shareholders” shall have the meaning set forth in Section 2.6(a).
     “Dissenting Shares” shall have the meaning set forth in Section 2.6(a).
     “DGCL” shall have the meaning set forth in Section 1.1.
     “Effective Date” shall have the meaning set forth in Section 1.3(a).
     “Effective Date Holder” shall have the meaning set forth in Section 2.3(b).
     “Effective Time” shall have the meaning set forth in Section 1.3(a).
     “Employee Program” shall have the meaning set forth in Section 3.15(p)(i).
     “Engagement Letter” shall have the meaning set forth in Section 3.33.
     “Environment” shall have the meaning set forth in Section 3.18(l)(v).
     “Environmental Law” shall have the meaning set forth in Section 3.18(l)(vi).
     “ERISA” shall have the meaning set forth in Section 3.15(c).
     “ERISA Affiliate” shall have the meaning set forth in Section 3.15(p)(iii).
     “ESOP” shall have the meaning set forth in Section 3.15(c).
     “Exchange Fund” shall have the meaning set forth in Section 2.3(a).
     “Expense Amount” shall have the meaning set forth in Section 8.2(d).
     “FDIA” shall have the meaning set forth in Section 3.29(a).
     “Financial Advisor” shall have the meaning set forth in Section 3.33.
     “FRB” shall have the meaning set forth in Section 3.2.
     “Hazardous Material” shall have the meaning set forth in Section 3.18(l)(iii).
     “Indemnified Party” and “Indemnified Parties” shall each have the meaning set forth in Section 6.8(a).

     “Intellectual Property” shall have the meaning set forth in Section 3.19(b)(ii).
     “IRS” shall have the meaning set forth in Section 3.14(b).
     “Liens” shall have the meaning set forth in Section 3.4(a).
     “Loans” shall have the meaning set forth in Section 3.23(a).
     “maintains” shall have the meaning set forth in Section 3.15(p)(ii).
     “Massachusetts Courts” shall have the meaning set forth in Section 9.11.
     “Maximum D&O Tail Premium” shall have the meaning set forth in Section 6.8(b).
     “Merger” shall have the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 2.1(c).
     “Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
     “MHPF” shall have the meaning set forth in Section 3.9(a).
     “Multiemployer Plan” shall have the meaning set forth in Section 3.15(p)(iv).
     “Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).
     “Oil” shall have the meaning set forth in Section 3.18(l)(iv).
     “Option” shall have the meaning set forth in Section 2.4(a).
     “Option Consideration” shall have the meaning set forth in Section 2.4(a).
     “Paying Agent” shall have the meaning set forth in Section 2.3(a).
     “Policies, Practices and Procedures” shall have the meaning set forth in Section 3.27(b).
     “Proxy Materials” shall have the meaning set forth in Section 6.2(a).
     “Proxy Statement” shall have the meaning set forth in Section 3.9(a).
     “Sarbanes-Oxley” shall have the meaning set forth in Section 3.12(d).
     “SEC” shall have the meaning set forth in Section 3.12(a).
     “Superior Proposal” shall have the meaning set forth in Section 6.5(b).
     “Surviving Corporation” shall have the meaning set forth in Section 1.1.

     “Takeover Laws” shall have the meaning set forth in Section 3.32(a).
     “Termination Fee” shall have the meaning set forth in Section 8.2(b).
     “Trust Business” shall have the meaning set forth in Section 3.24.
     “USA Patriot Act” shall have the meaning set forth in Section 3.30.
     “Voting Agreement” and “Voting Agreements” shall each have the meaning set forth in the recitals to this Agreement.
     “Voting Agreement Shareholder” and “Voting Agreement Shareholders” shall each have the meaning set forth in the recitals to this Agreement.
     9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after the approval of this Agreement by the Company Shareholders, no amendment of this Agreement shall be made which by law requires further approval of the Company Shareholders without obtaining such approval.
     9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
     9.5 Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):
     If to Buyer:
Eastern Bank
265 Franklin Street
Boston, MA 02110-3120
Attention:      Richard Holbrook, Chief Executive Officer
Facsimile:      617-897-1005
     with copies (which shall not constitute notice) to:
Eastern Bank
One Eastern Place, EP5-10
Lynn, MA 01901-1508
Attention:      Terence McGinnis, General Counsel
Facsimile:     781-596-4540

and
Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Blvd
Boston, MA 02210
Attention:	Michael E. Mooney, Esq. Michael K. Krebs, Esq.
     If to the Company, to:
MASSBANK Corp.
123 Haven Street
Reading, Massachusetts 01867
Attn: Gerard H. Brandi, Chief Executive Officer and President
Facsimile: (781) 942-8138
     with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Raymond C. Zemlin
Facsimile: (617) 523-1231
All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt, and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail by overnight delivery service a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.
     9.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.8 and the provisions of Article II concerning payment of the Merger Consideration, which shall inure to the Company Shareholders but, prior to the Effective Time, may only be enforced by the Company acting on their behalf, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
     9.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.
     9.9 Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
     9.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.
     9.11 Jurisdiction. Each of Buyer, Buyer Bank, the Company, Company Bank and Merger Sub hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.11 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a Massachusetts Court to the extent the basis for such removal exists under applicable law.
     9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
     9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUYER	EASTERN BANK CORPORATION

	By:	/s/ Richard E. Holbrook
	Name:	Richard E. Holbrook
	Title:	Chairman, President, CEO

MERGER SUB	MINUTEMAN ACQUISITION CORP.

	By:	/s/ Richard E. Holbrook

	Name:	Richard E. Holbrook
	Title:	Chairman

BUYER BANK	EASTERN BANK

	By:	/s/ Richard E. Holbrook

	Name:	Richard E. Holbrook
	Title:	Chairman and CEO

COMPANY	MASSBANK CORP.

	By:	/s/ Gerard H. Brandi

	Name:	Gerard H. Brandi
	Title:	Chief Executive Officer and President

COMPANY BANK	MASSBANK

	By:	/s/ Gerard H. Brandi

	Name:	Gerard H. Brandi
	Title:	President